NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REITERATES ITS PREVIOUS FOURTH QUARTER DILUTED EARNINGS PER SHARE GUIDANCE AND ANNOUNCES FOURTH QUARTER FISCAL 2006 SAME-RESTAURANT SALES RESULTS

MARYVILLE, TN – June 21, 2006 – Ruby Tuesday, Inc. today reiterated its projection for fourth quarter fiscal 2006 diluted earnings per share growth in the range of 25-30% above the same quarter of the prior year. This equates to $0.50 to $0.52 per diluted share for its fourth quarter ended June 6, 2006. The Company reminds investors that fiscal 2006 was a 53-week year and, as such, its fourth quarter contained 14 weeks as opposed to 13 weeks in the prior year. In addition, the Company announced that same-restaurant sales at Company-owned and domestic franchise restaurants increased 2.9% and 7.1%, respectively, for its fourth quarter of fiscal 2006. Guest counts for the quarter at Company-owned restaurants decreased 0.5%, while guest counts at domestic franchise restaurants increased 4.0%.

Fourth quarter fiscal 2006 monthly period same-restaurant sales:

	March -	April -	May -
	Five weeks	Four weeks	Five weeks
	ended	ended	ended	Fourth
	April 4 (*)	May 2 (*)	June 6	Quarter
Company-owned:
Same-restaurant sales	5.7%	2.4%	0.5%	2.9%
Guest counts	0.8%	-1.8%	-0.8%	-0.5%
Domestic Franchise:
Same-restaurant sales	9.4%	7.3%	4.6%	7.1%
Guest counts	4.9%	3.2%	3.7%	4.0%

* – The Company notes that its five-week March period guest counts and same-restaurant sales were positively impacted and its four-week April period guest counts and same-restaurant sales were negatively impacted by an estimated 1.0 – 1.5% due to the Easter holiday occurring during the Company’s April period in fiscal 2006 as opposed to its March period in fiscal 2005.

The Company will update its previously provided fiscal 2007 diluted earnings per share guidance in conjunction with its scheduled release of full fourth quarter and fiscal 2006 results on July 11th, 2006.

Sandy Beall, Founder, Chairman and CEO commented, “From a sales and earnings perspective, our fourth quarter is shaping up to be pretty much in line with our projections as we continue our year end closing process. Through the last three weeks of our May period and the first week and a half of our June period, we did see sales get progressively softer. The sales softness was driven by losing our positive check as we began overlapping our prior year menu roll-out and the consumer began spending less, which affected add-ons, as well as the softening guest count trends affecting the industry. In addition, during the last week of our May period and the first week of our June period, we were not running any television advertising. We are currently running television advertising at lighter weight levels than the past as we prepare to begin the heavier portion of our fiscal 2007 advertising plan in mid-July. Since being back on the air, we have begun experiencing sequential sales improvement driven by both guest counts and check. We remain focused on our traffic building programs and are excited about what we have planned as we are starting fiscal 2007.”

For more information, contact:
Price Cooper	Phone: 865-379-5700

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements,” which represent the Company’s expectations or beliefs concerning future events, including one or more of the following: future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, payment of dividends, stock repurchase, and restaurant and franchise acquisitions. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; impact of adoption of new accounting standards; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.